Exhibit 15.1

Awareness of Independent Registered

Public Accounting Firm

We acknowledge the incorporation by reference in this Registration Statement on Form S-4/A of Simmons First National Corporation (the Company) of our report dated May 6, 2021, August 6, 2021, and November 5, 2021, included with the Quarterly Report on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021. Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), this report should not be considered part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

/s/ BKD, LLP

Little Rock, Arkansas

January 18, 2022